Exhibit 99.1

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2010 THIRD QUARTER RESULTS

CHATTANOOGA, Tennessee, November 9, 2010 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the third quarter ended September 30, 2010.

For the third quarter of 2010, net sales were $73.7 million, an increase of 28.0% compared with $57.5 million for the third quarter of 2009.  Net income in the third quarter of 2010 was $2.9 million, or $0.24 per diluted share, an increase of 72.0% as compared to net income of $1.7 million, or $0.14 per diluted share, in the prior year period.

Gross profit for the third quarter of 2010 was $11.4 million, or 15.5% of net sales, compared to $8.9 million, or 15.4% of net sales, for the third quarter of 2009.  For the third quarter of 2010, selling, general and administrative expenses were $6.5 million, compared to $6.0 million in the prior year period.

Other income related to foreign currency transactions was a net loss of $37,000 in the third quarter of 2010 compared to a net gain of $83,000 in the third quarter of 2009.

For the nine-month period ended September 30, 2010, net sales were $227.2 million, compared to $170.6 million in the prior year period, an increase of 33.2%.  The Company reported net income of $8.1 million, or $0.67 per diluted share, for the first nine months of 2010, compared to net income for the first nine months of 2009 of $4.0 million, or $0.34 per diluted share.  Other income related to foreign currency transactions was a net loss of $127,000 for the first nine months of 2010, compared to a $367,000 gain in the prior year period.

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Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “Our 2010 third quarter results reflect continued demand improvements throughout most of our markets. We generated strong year-over-year revenue growth driven by improving domestic sales volumes during the quarter. Our profitability through the third quarter of 2010 increased as compared to 2009 levels as a result of the increased sales as well as from the efficiencies realized from our cost reduction initiatives and the investments that we have made in our facilities. On a sequential basis, revenues and net income were lower in the 2010 third quarter than in the second quarter, primarily because of lower chassis sales and lower sales in the European operations. Chassis sales were substantially lower in the third quarter because of limited availability from our suppliers of chassis with the new emission standard engines.”

Mr. Badgley added, “During the quarter, we continued to see some pickup in order flow for our products within our domestic operations, and we continued work on add-on orders from government-related contracts, which will continue into the third quarter of 2011.  Though demand from our domestic business remains steady, our European operations continue to lag as our customers in that region are still feeling the effects of the recession and tight credit markets.  Having said that, the Company’s cash position and balance sheet remain solid, positioning us for success over the longer term. We remain confident that our financial strength and flexibility will further benefit the Company as market conditions continue to improve.”

Mr. Badgley concluded, “We remain cautiously optimistic regarding our outlook.  While the economic outlook remains uncertain, domestic demand appears to be slowly improving.  Our focus going forward will be on taking advantage of the opportunities we see to further build up our sales. We will work to accomplish that by continuing to introduce innovative new products to the market that meet our customers’ needs, and taking the same disciplined financial approach that has benefited us through the recent challenging economic times.  We are confident that these actions will result in continued long-term growth.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, November 10, 2010, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=73062

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MILLER INDUSTRIES REPORTS 2010 THIRD QUARTER RESULTS	PAGE 3

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through November 17, 2010.  The replay number is (877) 344-7529, Passcode 445207.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2010	2009	Change	2010	2009	Change
NET SALES	$73,664	$57,547	28.0%	$227,215	$170,558	33.2%

COSTS AND EXPENSES:

COST OF OPERATIONS	62,253	48,695	27.8%	193,953	145,238	33.5%

SELLING, GENERAL AND	6,499	5,954	9.2%	19,653	18,209	7.9%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	60	234	-74.4%	246	794	-69.0%

OTHER (INCOME) EXPENSE	37	(83)	-144.6%	127	(367)	-134.6%

TOTAL COSTS AND EXPENSES	68,849	54,800	25.6%	213,979	163,874	30.6%

INCOME BEFORE INCOME TAXES	4,815	2,747	75.3%	13,236	6,684	98.0%

INCOME TAX PROVISION	1,891	1,047	80.6%	5,146	2,685	91.7%

NET INCOME	$2,924	$1,700	72.0%	$8,090	$3,999	102.3%

BASIC INCOME PER COMMON SHARE	$0.25	$0.15	66.7%	$0.69	$0.34	102.9%

DILUTED INCOME PER COMMON SHARE	$0.24	$0.14	71.4%	$0.67	$0.34	97.1%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,687	11,608	0.7%	11,661	11,604	0.5%
DILUTED	12,168	11,971	1.7%	12,151	11,842	2.6%